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EXHIBIT 99
Demand Letter

THE MILLER GROUP



July 25, 2001
Lexon Technologies, Inc.
Att:  Ken Eaken, President            Via facsimile: 630.916.6218
Chicago Map Corporation               Original mailed
Att: Ken Eaken, President
1401 Brook Drive
Downers Grove, Illinois  60515

Dear Mr. Eaken:

This letter serves as notice that we are exercising certain of our rights as secured creditors pursuant to the Security Agreement (the "Security Agreement"), made and entered into as of the 18th day of November, 1999, by Chicago Map Corporation, in favor of Miller Capital Corporation, as agent for the Lenders.

Under Section 8.1 of the Security Agreement, an "Event of Default" has occurred and is continuing to occur. Lexon has defaulted on its payment obligations under the promissory notes issued pursuant to the Securities Purchase Agreement ("Securities Purchase Agreement") dated as of August 10, 1999, by and among Lexon Technologies, Inc., a Delaware corporation and parent company of Chicago Map Corporation, Miller Capital Corporation, Stephen A McConnell, Jock Patton, and Dickerson Wright. Under Section 8.1(a) of the Security Agreement, an Event of Default includes "any Event of Default under and as defined in the Securities Purchase Agreement."

Under Section 8.2 of the Security Agreement, upon the occurrence of any Event of Default and at any time while such Event of Default is continuing, we have the right to demand that you assemble the Collateral (as that term is defined in the Security Agreement), to take possession of the Collateral and to sell such Collateral at a public or private sale.

Miller Capital Corporation, as agent for the Lenders, hereby demands that you assemble the Collateral, as identified on Exhibit A hereto, and wherever now located, and make it available at your offices located at 1401 Brook Drive,
Downers Grove, Illinois.   Please provide a written, detailed listing of the
Collateral and forward it to us via facsimile to (602) 225-9024 as soon as possible.

Miller Capital Corporation, as agent for the Lenders, currently intends to dispose of the Collateral in a public sale via telephone at 9:00 a.m., Arizona time, August 14, 2001, to be held at the offices of Squire, Sanders & Dempsey L.L.P., 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004.

As a guarantor of Lexon's obligations under the notes issued pursuant to the Securities Purchase Agreement, you may pay in full all outstanding amounts due at any time prior to the disposition date. If you wish to pay these amounts, please contact us at (602) 225-0504.

You are entitled to an accounting of the unpaid indebtedness.  The charge for
such an accounting will be $100.   You may request an accounting by calling us
at (602) 225-0504.

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EXHIBIT 99

We also request that you waive your right to notice of disposition of the collateral pursuant to Section 9-624 of the Uniform Commercial Code of the State of Illinois. Under that provision, a debtor may waiver the right to notification of disposition of collateral only by an agreement to that effect that is entered into and authenticated after a default. If you consent, please sign below and return an originally signed copy to us at: 4909 E. McDowell Road, Phoenix, Arizona 85008.

If you have any questions, please contact Joel J. Agena, special counsel to Miller Capital Corporation, at (602) 744-6224.

Thank you.

Sincerely,

/S/Rudy R. Miller
Miller Capital Corporation,
as agent for the Lenders.
Rudy R. Miller

cc:  Joel J. Agena, Esq.

We hereby waive our right to notice of disposition of the collateral pursuant to Section 9-624 of the uniform commercial code of the State of Illinois.


LEXON TECHNOLOGIES, INC.



/S/Kenneth J. Eaken
By: Kenneth J. Eaken
Title: President
Dated July 27, 2001

CHICAGO MAP CORPORATION


/S/Kenneth J. Eaken
By: Kenneth J. Eaken
Title: President
Dated July 27, 2001

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EXHIBIT 99


EXHIBIT A

COLLATERAL


All of the property described below in, to or under which Chicago Map Corporation ("Debtor") now has or hereafter acquires any right, title or interest, whether present, future or contingent, and in Debtor's expectancy to acquire such property (all of the property described on this schedule is herein called the "Collateral"):

1. All accounts, receivables, contract rights, rights to payment, documents of title, deposit accounts, certificates of deposit, investment property, intellectual property, general intangibles, instruments, documents and chattel paper (including all accounts receivable, notes, drafts, lease agreements and security agreements), and all goods, if any, represented thereby, whether now existing or hereafter acquired or created from time to time in the course of Debtor's business;

2. All inventory now owned or hereafter acquired, including all goods held for sale or lease in Debtor's business, as now or hereafter conducted, and all materials, work in process and finished goods used or to be consumed in Debtor's business (whether or not the inventory is represented by warehouse receipts or bills of lading or has been or may be placed in transit or delivered to a public warehouse);

3. All equipment now owned or hereafter acquired, including all furniture, fixtures, furnishings, vehicles (whether titled or non-titled), machinery, materials and supplies, wherever located, including but not limited to such items described on the collateral schedule (if any) attached hereto and by this reference made a part hereof, together with all parts, accessories, attachments, additions thereto or replacements therefor;

4. All negotiable and nonnegotiable documents of title;

5. All monies, securities, instruments, documents and chattel paper now held by or hereafter delivered to Secured Party, together with all property rights and security interests evidenced thereby, all increases thereof (including, without limitation, stock dividends), all profits therefrom and all transformations thereof, including but not limited to such items described on the collateral schedule (if any) attached hereto and by this reference made a part hereof;

6. All tax refund claims, all policies or certificates of insurance covering any of the Collateral, all contracts, agreements or rights of indemnification, guaranty or surety relating to any of the Collateral, and all claims, awards, loss payments, proceeds and premium refunds that may become payable with respect to any such policies, certificates, contracts, agreements or rights;

7. All ledger cards, invoices, delivery receipts, worksheets, books of accounts, statements, correspondence, customer lists, files, journals, data, ledgers and records in any form, written or otherwise, including any computer readable memory and any computer hardware or software necessary to utilize, create, maintain and process such memory related to any of the Collateral;

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EXHIBIT 99

8. Tradenames, trademarks, service marks, logos, insignia and other distinctive marks or names (subject to any franchise or license agreements relating thereto);

9. All claims for loss or damage to or in connection with any of the Collateral, all other claims in any form for the payment of money, including tort claims, and all rights with respect to such claims and all proceeds thereof;

10. All attachments, accessions, tools, parts, supplies, increases and additions to and replacements, extensions, renewals, modifications of and substitutions for any of the Collateral; and

11. All products and proceeds of the Collateral, in any form, including all proceeds received, due or to become due from any sale, lease exchange or other disposition of any of the Collateral, whether such proceeds are cash or noncash in nature or are represented by checks, drafts, notes or other instruments for the payment of money.